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                                                                     Exhibit 5.1

                [Letterhead LeBoeuf, Lamb, Greene & MacRae LLP]



                                                              December 21, 2006


MetLife, Inc.
27-01 Queens Plaza North
Long Island City, New York 11101


     Re:  MetLife, Inc.
          6.40% Fixed-to-Floating Rate Junior Subordinated Debentures due 2066
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Ladies and Gentlemen:

      We have acted as special counsel to MetLife, Inc., a Delaware corporation (the "Company"), in connection with the sale by the Company of $1,250,000,000 in aggregate principal amount of its 6.40% Fixed-to-Floating Rate Junior Subordinated Debentures due 2066 (the "Securities") to the Underwriters named in
Schedule I to the Pricing Agreement dated December 14, 2006 (the "Pricing Agreement" and such firms, the "Underwriters"). The Securities will be issued under the Subordinated Indenture, dated as of June 21, 2005 (the "Base Indenture"), as supplemented by the Third Supplemental Indenture, dated as of December 21, 2006 (the "Supplemental Indenture" and, together with the Base Indenture, the "Indenture"), between the Company and The Bank of New York Trust Company, N.A. (as successor in interest to J.P. Morgan Trust Company, National Association), as trustee (the "Trustee").

      In connection therewith, we have examined: (a) the Registration Statement on Form S-3 (Registration No. 333-124358) relating to the Securities and other securities filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as



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December 21, 2006
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amended (the "Act"), which was declared effective under the Act on May 27, 2005, allowing for delayed offerings pursuant to Rule 415 under the Act (the "Registration Statement"); (b) the prospectus, dated April 27, 2005 (the "Base Prospectus"), which forms a part of and is included in the Registration Statement; (c) the prospectus supplement, dated December 14, 2006, relating to the offering of the Securities and (together with the Base Prospectus, the "Prospectus"), in the form filed by the Company with the Commission on December 18, 2006 pursuant to Rule 424(b) under the Act; (d) an executed copy of the Underwriting Agreement, dated December 14, 2006, between the Company and the representatives of the Underwriters (the "Underwriting Agreement"); (e) an executed copy of the Pricing Agreement; (f) copies of the certificates, dated December 21, 2006 representing in the aggregate $1,250,000,000 principal amount of the Securities; (g) an executed copy of the Base Indenture; (h) an executed copy of the Supplemental Indenture; and (i) such records of the corporate proceedings of the Company as we have deemed necessary as the basis for the opinions expressed herein.

      In addition, we have examined the originals (or copies certified or otherwise identified to our satisfaction) of such other agreements, instruments, certificates, documents and records and have reviewed such questions of law and made such inquiries as we have deemed necessary or appropriate for the purposes of the opinion rendered herein.

      In such examination, we have assumed, without inquiry, the legal capacity of all natural persons, the genuineness of all signatures on all documents examined by us, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified/or photostatic copies and the authenticity of such originals. We have also assumed that the books and records of the Company are maintained in accordance with proper corporate procedures. As to any facts material to the opinions expressed herein that we did not independently establish or verify, we have relied upon the aforesaid agreements, instruments, certificates, documents and records and upon statements and certificates of officers and other representatives of the Company and others and of public officials.

      With your permission, for purposes of the opinion expressed herein, we have assumed that the Trustee has the power and authority to authenticate the certificates representing the Securities.

      Based upon and subject to the foregoing, and subject to the further limitations, qualifications and assumptions stated herein, we are of the opinion that the issuance of the Securities has been duly authorized by the Company, each certificate representing the Securities has been duly executed and delivered by the Company, and, when the certificates representing Securities have been authenticated and delivered by the Trustee in accordance with the terms of the Indenture and the Securities have been delivered by the Company to the Underwriters against payment therefor in accordance with the terms of the Underwriting Agreement, the Pricing Agreement and the Indenture, the Securities


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December 21, 2006
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will constitute valid and legally binding obligations of the Company and will be enforceable against the Company in accordance with their terms.

      The opinion expressed herein is subject to the effects of (i) bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other similar laws now or hereafter in effect affecting creditors' rights generally; (ii) general principles of equity (regardless of whether such principles are considered in a proceeding in law or equity) and (iii) an implied covenant of good faith, reasonableness and fair dealing, and standards of materiality.

      We express no opinion as to the effect of any Federal or state laws regarding fraudulent transfers or conveyances. We express no opinion as to the laws of any jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States. In particular (and without limiting the generality of the foregoing), we express no opinion concerning the effect, if any, of any law of any jurisdiction (except the State of New York) in which any holder of any Securities is located that limits the rate of interest that such holder may charge or collect. Furthermore, we express no opinion as to: (i) whether a United States Federal court would accept jurisdiction in any dispute, action, suit or proceeding arising out of or relating to the Securities or the Indenture or the transactions contemplated thereby; and (ii) any waiver of inconvenient forum.

      This opinion letter is rendered as of the date hereof based upon the facts and law in existence on the date hereof. We assume no obligation to update or supplement this opinion letter to reflect any circumstances that may come to our attention after the date hereof with respect to the opinion and statements set forth above, including any changes in applicable law that may occur after the date hereof.

      We consent to the filing of this opinion letter as an exhibit to the Company's Current Report on Form 8-K to be filed in connection with the issuance and sale of the Securities, which will be incorporated by reference into the Registration Statement and the Prospectus and to the use of our name under the caption "Legal Opinions" contained in the Prospectus. In giving our consent, we do not thereby concede that we come within the category of persons whose consent is required by the Act or the General Rules and Regulations promulgated thereunder.

                                     Very truly yours,



                                     /s/ LeBoeuf, Lamb, Greene & MacRae LLP